Exhibit 99.1

CONTACT: Todd Pozefsky (203) 458-5807

WHITE MOUNTAINS REPORTS FIRST QUARTER RESULTS

HAMILTON, Bermuda (May 2, 2017) - White Mountains Insurance Group, Ltd. (NYSE: WTM) reported March 31, 2017 book value per share of $793 and adjusted book value per share of $799. Book value per share and adjusted book value per share were each up 1% for the quarter, including dividends. Including the estimated net gain of $107 per share for the OneBeacon transaction, March 31, 2017 book value per share would be approximately $900 and adjusted book value per share would be approximately $906.

Manning Rountree, CEO, commented, “It was a solid first quarter for White Mountains.  We increased adjusted book value per share by 1%, including roughly half a point of one-time compensation and severance expenses. OneBeacon had a nice quarter, producing a 95% combined ratio. BAM posted its best quarter since inception for pricing, total premiums and growth in claims paying resources.  The investment portfolio returned 1.5%, a good result.”

Rountree continued, “Separately, OneBeacon announced today that it has entered into a definitive agreement to be acquired by Intact Financial in an all-cash transaction for $18.10 per share, or roughly 1.65x tangible book value.  Upon closing, this transaction will mark the end of a long and successful chapter in White Mountains’s history.  We thank Mike Miller and the OneBeacon management team for their many contributions, and we wish them all the best going forward.  The transaction will increase our adjusted book value per share by a further 13% and our undeployed capital position by $1.3 billion, from $1.8 billion to $3.1 billion.  We are pursuing new opportunities with energy, rigor and discipline.”

Comprehensive income attributable to common shareholders was $35 million in the first quarter of 2017, compared to $50 million in the first quarter of 2016. Net income attributable to common shareholders was $34 million in the first quarter of 2017, compared to $13 million in the first quarter of 2016.

OneBeacon

OneBeacon’s book value per share increased 3%, including dividends, for the first quarter of 2017. OneBeacon’s GAAP combined ratio was 95% for both the first quarter of 2017 and the first quarter of 2016. The loss ratio increased by one point to 58% for the first quarter of 2017 compared to the first quarter of 2016, driven largely by increases in the Program, Healthcare and Government Risks businesses, mostly offset by decreases in several other lines of business. There was no net loss reserve development in either the first quarter of 2017 or the first quarter of 2016. The expense ratio decreased by one point to 37% for the first quarter of 2017 compared to the first quarter of 2016, driven by change in business mix and lower employee costs, which more than offset the negative impact of lower earned premiums.

Mike Miller, CEO of OneBeacon, said, “The year is off to a good start, with 3% growth in book value per share and a 95% combined ratio in the quarter. Most of our businesses delivered strong results, from both a top-line and bottom-line perspective. While overall net written premiums were down 8% compared to last year, that variance was driven by risk-selection refinement in our Program, Entertainment and Healthcare businesses.   In the remainder of our businesses, net written premiums were up 3%. While market conditions remain competitive, our positive first-quarter momentum positions us well for the balance of the year.”

Net written premiums were $257 million in the in the first quarter of 2017, a decrease of 8% from the first quarter of 2016. During the first quarter of 2017, OneBeacon continued to reduce premiums writings in its Program, Entertainment and Healthcare businesses. Excluding those businesses, net written premiums increased 3% for the first quarter of 2017.

HG Global/BAM

BAM insured municipal bonds with par value of $2.4 billion in the first quarter of 2017, compared to $2.2 billion in the first quarter of 2016.  Gross written premiums and member surplus contributions totaled $28 million in the first quarter of 2017, compared to $14 million in the first quarter of 2016. Total pricing (i.e., premiums and member surplus contributions weighted by the par value of bonds insured) was 119 basis points in the first quarter of 2017, up from 62 basis points in the first quarter of 2016. BAM’s total claims paying resources increased $19 million to $662 million in the first quarter of 2017, compared to an increase of $6 million to $607 million in the first quarter of 2016.

Bob Cochran, Chairman of BAM, said, “Interest-rate volatility helped drive strong demand for BAM’s guaranty during the first quarter, allowing BAM to post a record quarter for gross written premiums and member surplus contributions and growth in claims-paying resources, even as new-issue municipal bond volume declined due to fewer refunding opportunities. Demand was broad-based: BAM’s secondary market insurance volume more than quadrupled from the same period in 2016. In the primary market, retail investor demand prompted underwriters to use BAM insurance on portions of larger transactions that would otherwise have sold without a guaranty.”

HG Global reported pre-tax income of $7 million in the both the first quarter of 2017 and the first quarter of 2016. In non-controlling interests, White Mountains reported $12 million of GAAP pre-tax loss related to BAM in the first quarter of 2017, compared to $8 million in the first quarter of 2016. The increase in the pre-tax loss was primarily driven by lower realized and unrealized investment gains on BAM’s fixed income portfolio in the first quarter of 2017 compared to the first quarter of 2016.

BAM’s affairs are managed on a statutory accounting basis, and it does not report stand-alone GAAP financial results. BAM’s statutory net loss was $9 million in the first quarter of 2017, compared to an $8 million loss in the first quarter of 2016. As a mutual insurance company that is owned by its members, BAM’s results do not affect White Mountains’s book value per share or adjusted book value per share. However, White Mountains is required to consolidate BAM’s results in its GAAP financial statements, and its results are attributed to non-controlling interests.

Other Operations

White Mountains’s Other Operations segment reported pre-tax income of $7 million in the first quarter of 2017, compared to pre-tax loss of $29 million in the first quarter of 2016. The improved results were driven by higher investment returns. The Other Operations segment reported $35 million of net realized and unrealized gains in the first quarter of 2017, compared to $6 million in the first quarter of 2016. The Other Operations segment reported $11 million of net investment income in the first quarter of 2017, compared to $1 million in the first quarter of 2016.

White Mountains’s Other Operations segment general and administrative expenses increased $5 million to $76 million in the first quarter of 2017 compared to the first quarter of 2016, driven by $14 million of additional compensation expense recorded in the first quarter of 2017 related to the retirement of the Company’s former Chairman and CEO. Incentive compensation costs also reflect increases of 5% and 10% to White Mountains’s common share market price during the first quarter of 2017 and the first quarter of 2016.

Investment Activities

The GAAP total return on invested assets was 1.5% for both the first quarter of 2017 and the first quarter of 2016.

Reid Campbell, President of White Mountains Advisors, said, “The total portfolio returned 1.5% for the quarter, a good result driven primarily by the continuing post-election equity market rally.  The fixed income portfolio returned 0.9% for the quarter, just ahead of the longer duration Bloomberg Barclays Intermediate Aggregate Index.  Fixed income duration edged up slightly during the quarter (from 2.6 years to 2.9 years), while credit quality remained strong.  The risk asset portfolio returned 3.7% for the quarter.  The principal components of this portfolio-common stocks and high-yield bonds-were in line with their respective indices, while other long-term investments lagged. Risk asset exposure finished the quarter at 23% of the portfolio, up three points from year-end.”

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the company’s website located at www.whitemountains.com. White Mountains expects to file its Form 10-Q today with the Securities and Exchange Commission and urges shareholders to refer to that document for more complete information concerning its financial results.

Regulation G

This earnings release includes two non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures.

Adjusted book value per share is a non-GAAP financial measure which is derived by adjusting the GAAP book value per share denominator to exclude unearned restricted common shares, the compensation cost of which, at the date of calculation, has yet to be amortized. In addition, the calculation of adjusted book value per share includes the dilutive effects of outstanding non-qualified options for periods prior to January 20, 2017, the expiration date of the non-qualified options. The reconciliation of GAAP book value per share to adjusted book value per share is included on page 7.

In the third quarter of 2016, White Mountains purchased high-yield fixed maturity investments, which are U.S. dollar denominated publicly traded and 144A debt securities issued by corporations with generally at least one rating between “B-” and “BB+” inclusive by Standard and Poor’s or similar ratings from other rating agencies. Given the risk profile of these investments, White Mountains has included returns on high-yield fixed maturity investment returns with returns on common equity securities and other long-term investments. A reconciliation of these returns follows:

	March 31, 2017
Common equity securities and other long-term investment returns	GAAP return	Include: Impact of high-yield fixed maturity investments (1)(2)	Reported return

Year-to-date	4.2%	(0.5)%	3.7%
(1) High-yield fixed maturity investments returned 2.2% for the first quarter of 2017.
(2) The impact of excluding high-yield fixed maturity investments from the GAAP fixed maturity investment returns was insignificant in the first quarter of 2017.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which White Mountains expects or anticipates will or may occur in the future are forward-looking statements. The words “will”, “believe”, “intend”, “expect”, “anticipate”, “project”, “estimate”, “predict” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to White Mountains’s:

•	change in adjusted book value per share or return on equity;

•	business strategy;

•	financial and operating targets or plans;

•	incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•	projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•	expansion and growth of its business and operations; and

•	future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to its expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•	the risk that OneBeacon Insurance Group, Ltd.'s proposed merger with Intact Financial Corporation (the “Transaction”) may not be completed on the currently contemplated timeline or at all;

•
the possibility that any or all of the various conditions to the consummation of the Transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals);

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement dated May 2, 2017, among OneBeacon, Intact Financial Corporation and the other parties thereto (the “Merger Agreement”), including in circumstances which would require OneBeacon to pay a termination fee or other expenses;

•
the risks related to diverting management’s attention from White Mountains’s or OneBeacon’s ongoing business operations and other risks related to the announcement or pendency of the Transaction, including on White Mountains’s or OneBeacon’s ability to retain and hire key personnel, their ability to maintain relationships with its customers, policyholders, brokers, service providers and others with whom they do business and their operating results and business generally;

the risk that shareholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability;

•
the risks that are described from time to time in White Mountains’s filings with the Securities and Exchange Commission, including but not limited to White Mountains’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed February 27, 2017;

•	claims arising from catastrophic events, such as hurricanes, earthquakes, floods, fires, terrorist attacks or severe winter weather;

•	the continued availability of capital and financing;

•	general economic, market or business conditions;

•	business opportunities (or lack thereof) that may be presented to it and pursued;

•	competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•	changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•	an economic downturn or other economic conditions adversely affecting its financial position;

•	recorded loss reserves subsequently proving to have been inadequate;

•	actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch; and

•	other factors, most of which are beyond White Mountains’s control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions)
(Unaudited)

	March 31, 2017	December 31, 2016	March 31, 2016
Assets
Fixed maturity investments	$4,175.4	$4,250.2	$2,603.7
Short-term investments	230.9	287.0	261.4
Common equity securities	601.0	474.3	443.0
Other long-term investments	331.7	323.3	321.8
Total investments	5,339.0	5,334.8	3,629.9

Cash	125.0	149.8	173.7
Reinsurance recoverable on paid and unpaid losses	178.1	179.5	167.0
Insurance premiums receivable	227.5	229.9	231.7
Deferred acquisition costs	110.4	106.9	109.8
Deferred tax asset	125.5	126.7	133.6
Ceded unearned insurance premiums	52.4	44.2	36.3
Accounts receivable on unsettled investment sales	24.5	6.2	4.5
Goodwill and other intangible assets	53.0	55.9	56.3
Other assets	281.5	300.7	259.7
Assets held for sale	—	10.1	5,589.3
Total assets	$6,516.9	$6,544.7	$10,391.8

Liabilities
Loss and loss adjustment expense reserves	$1,368.8	$1,365.6	$1,343.8
Unearned insurance premiums	678.1	658.0	624.4
Debt	284.7	285.9	440.1
Accrued incentive compensation	83.2	140.0	113.4
Funds held under insurance contracts	148.7	153.0	134.9
Accounts payable on unsettled investment purchases	17.3	—	6.9
Other liabilities	178.5	199.9	214.0
Liabilities held for sale	—	5.1	3,277.0
Total liabilities	2,759.3	2,807.5	6,154.5

Equity
White Mountains’s common shareholders’ equity
White Mountains’s common shares and paid-in surplus	807.1	810.7	938.9
Retained earnings	2,821.8	2,797.2	2,959.6
Accumulated other comprehensive loss, after tax:
Net unrealized foreign currency translation losses	(.6)	(1.4)	(108.3)
Pension liability	(3.1)	(3.2)	(4.3)

Total White Mountains’s common shareholders’ equity	3,625.2	3,603.3	3,785.9

Non-controlling interests
Non-controlling interest - OneBeacon Ltd.	250.7	244.6	243.4
Non-controlling interest - SIG Preference Shares	—	—	250.0
Non-controlling interest - mutuals and reciprocals	(153.0)	(146.5)	(156.9)
Non-controlling interest - other	34.7	35.8	114.9
Total non-controlling interests	132.4	133.9	451.4
Total equity	3,757.6	3,737.2	4,237.3
Total liabilities and equity	$6,516.9	$6,544.7	$10,391.8

WHITE MOUNTAINS INSURANCE GROUP, LTD.
BOOK VALUE AND ADJUSTED BOOK VALUE PER SHARE
(Unaudited)

	March 31, 2017	December 31, 2016	March 31, 2016
Book value per share numerators (in millions):

White Mountains’s common shareholders’ equity - book value per share numerator	$3,625.2	$3,603.3	$3,785.9
Future proceeds from options (1)	—	29.7	—
Adjusted book value per share numerator	$3,625.2	$3,633.0	$3,785.9

Book value per share denominators (in thousands of shares):

Common shares outstanding - book value per share denominator	4,572.8	4,563.8	5,415.5
Unearned restricted common shares	(34.7)	(25.9)	(41.1)
Options assumed issued (1)	—	40.0	—
Adjusted book value per share denominator	4,538.1	4,577.9	5,374.4

Book value per share	$792.77	$789.53	$699.10
Adjusted book value per share	$798.83	$793.58	$704.45

(1) Adjusted book value per share at December 31, 2016 includes the impact of 40,000 non-qualified stock options exercisable for $742 per common share. Adjusted book value per share at March 31, 2016 excludes the non-qualified stock options, which were anti-dilutive to book value. All non-qualified options were exercised prior to their expiration date of January 20, 2017.

	March 31, 2017	December 31, 2016	March 31, 2016

Year-to-date change in adjusted book value per share, including dividends:	0.8%	13.7%	0.9%

Year-to-date dividend per share	$1.00	$1.00	$1.00

	March 31, 2017	December 31, 2016	March 31, 2016
Summary of goodwill and other intangible assets (in millions):

Goodwill:
MediaAlpha	$18.3	$18.3	$18.3
Wobi	5.8	5.8	5.8
Buzzmove	7.6	7.6	—
Total goodwill	31.7	31.7	24.1

Other intangible assets:
MediaAlpha	15.9	18.3	25.8
Wobi and other	5.4	5.9	6.4
Total other intangible assets	21.3	24.2	32.2

Total goodwill and other intangible assets	53.0	55.9	56.3

Goodwill and other intangible assets held for sale	—	—	325.4

Goodwill and other intangible assets attributed to non-controlling interests	(16.9)	(17.6)	(134.4)

Goodwill and other intangible assets included in book value	$36.1	$38.3	$247.3

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Revenues:
Earned insurance premiums	$264.8	$282.1
Net investment income	26.1	17.9
Net realized and unrealized investment gains	51.3	29.5
Other revenue	43.7	39.8

Total revenues	385.9	369.3
Expenses:
Loss and loss adjustment expenses	151.7	161.1
Insurance acquisition expenses	46.6	52.7
Other underwriting expenses	51.8	55.4
General and administrative expenses	91.3	84.0
Amortization of other intangible assets	2.9	3.1
Interest expense	3.7	4.5

Total expenses	348.0	360.8

Pre-tax income from continuing operations	37.9	8.5

Income tax (expense) benefit	(3.9)	9.7

Net income from continuing operations	34.0	18.2

Net loss from sale of discontinued operations, net of tax	(1.0)	—
Net income from discontinued operations, net of tax	—	1.1

Net income	33.0	19.3
Net loss (income) attributable to non-controlling interests	1.3	(6.3)

Net income attributable to White Mountains’s common shareholders	34.3	13.0

Comprehensive income, net of tax:
Change in foreign currency translation and pension liability	.9	.1
Change in foreign currency translation and other items from discontinued operations	—	37.2

Comprehensive income attributable to White Mountains’s common shareholders	$35.2	$50.3

Income per share attributable to White Mountains’s common shareholders
Basic income per share
Continuing operations	$7.72	$2.14
Discontinued operations	(.22)	.20
Total consolidated operations	$7.50	$2.34

Diluted income per share
Continuing operations	$7.72	$2.14
Discontinued operations	(.22)	.20
Total consolidated operations	$7.50	$2.34

WHITE MOUNTAINS INSURANCE GROUP, LTD.
YTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)
(millions)
(Unaudited)

For the Three Months Ended March 31, 2017		HG Global/BAM
	OneBeacon	HG Global	BAM	Other	Total
Revenues:
Earned insurance premiums	$261.8	$1.5	$.5	$1.0	$264.8
Net investment income	12.2	.6	2.0	11.3	26.1
Net investment income (loss) - BAM surplus note interest	—	4.8	(4.8)	—	—
Net realized and unrealized investment gains	15.0	.3	1.0	35.0	51.3
Other revenue	3.4	—	.4	39.9	43.7

Total revenues	292.4	7.2	(.9)	87.2	385.9
Expenses:
Loss and loss adjustment expenses	150.6	—	—	1.1	151.7
Insurance acquisition expenses	45.3	.3	.9	.1	46.6
Other underwriting expenses	51.7	—	.1	—	51.8
General and administrative expenses	4.7	.3	10.3	76.0	91.3
Amortization of other intangible assets	.3	—	—	2.6	2.9
Interest expense	3.3	—	—	.4	3.7

Total expenses	255.9	.6	11.3	80.2	348.0

Pre-tax income (loss)	$36.5	$6.6	$(12.2)	$7.0	$37.9

For the Three Months Ended March 31, 2016		HG Global/BAM
	OneBeacon	HG Global	BAM	Other	Total
Revenues:
Earned insurance premiums	$278.6	$.9	$.3	$2.3	$282.1
Net investment income	14.4	.5	1.6	1.4	17.9
Net investment income (loss) - BAM surplus note interest	—	4.5	(4.5)	—	—
Net realized and unrealized investment gains	16.6	2.1	4.9	5.9	29.5
Other revenue	.9	—	.1	38.8	39.8

Total revenues	310.5	8.0	2.4	48.4	369.3
Expenses:
Loss and loss adjustment expenses	158.8	—	—	2.3	161.1
Insurance acquisition expenses	51.0	.2	.7	.8	52.7
Other underwriting expenses	55.3	—	.1	—	55.4
General and administrative expenses	3.6	.5	9.2	70.7	84.0
Amortization of other intangible assets	.3	—	—	2.8	3.1
Interest expense	3.3	—	—	1.2	4.5

Total expenses	272.3	.7	10.0	77.8	360.8

Pre-tax income (loss)	$38.2	$7.3	$(7.6)	$(29.4)	$8.5

WHITE MOUNTAINS INSURANCE GROUP, LTD.
SELECTED FINANCIAL DATA
(Dollars in millions)
(Unaudited)

	Three Months Ended March 31,
OneBeacon	2017	2016
GAAP Ratios
Loss and LAE	58%	57%
Expense	37%	38%
Combined	95%	95%

Net written premiums	$256.9	$280.1
Earned premiums	$261.8	$278.6

	Three Months Ended March 31,
BAM	2017	2016
Gross par value of primary market policies issued	$2,041.0	$2,096.8
Gross par value of secondary market policies issued	338.1	81.8
Total gross par value of market policies issued	$2,379.1	$2,178.6

Gross written premiums	$18.7	$6.8
Member surplus contributions collected	$9.6	$6.7

	As of March 31, 2017	As of December 31, 2016
Policyholders’ surplus	$429.2	$431.5
Contingency reserve	25.5	22.7
Qualified statutory capital	454.7	454.2
Net unearned premiums	29.2	23.2
Present value of future installment premiums	3.3	3.3
Collateral trusts	175.0	163.0
Claims paying resources	$662.2	$643.7

	Three Months Ended March 31,
HG Global	2017	2016
Net written premiums	$12.6	$5.1
Earned premiums	$1.5	$.9

	As of March 31, 2017	As of December 31, 2016
Unearned premiums	$71.9	$60.7
Deferred acquisition costs	$12.0	$11.0